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EXHIBIT 10.1

                      SECOND AMENDED, RESTATED AND CONSOLIDATED
                           LOAN AND SECURITY AGREEMENT


    THIS SECOND AMENDED, RESTATED AND CONSOLIDATED LOAN AND SECURITY AGREEMENT (this "Agreement") is made as of November 29, 2004 among Radnet Management, Inc., a California corporation ("RMI"), Diagnostic Imaging Services, Inc., a Delaware corporation ("DIS"), ("Debtors" and each a "Debtor"), the lenders that are now or hereafter at any time parties hereto and listed in Schedule 2 attached hereto (or any amendment or supplement thereto) (each a "Lender" and, collectively, the "Lenders") and Post Advisory Group, LLC ("Post Advisory"), as collateral agent for the Lenders (together with its successors and assigns, the "Collateral Agent"). Capitalized terms used and not defined elsewhere in this Agreement are defined in Section 1 hereof.

                               R E C I T A L S

    WHEREAS, each of the Debtors is obligated to DVI Financial Services, Inc., as debtor and debtor-in-possession ("DVI Financial"), in the amounts set forth on Schedule 1 hereto (as of the date hereof) as evidenced by those loan agreements, loan and security agreements, master leases, schedules and promissory notes set forth on Schedule 1 hereto, including that certain Amended, Restated and Consolidated Loan Agreement dated as of July 1, 2004 (the "First Consolidated Loan Agreement") among Debtors and DVI Financial (collectively, as any of the foregoing may have been amended, modified, supplemented, extended or restated from time to time, the "Prior Financing Documents");

    WHEREAS, each of the Debtors, DVI Financial, DVI, Inc., as debtor and debtor-in-possession ("DVI Inc."), and DVI Business Credit Corporation, as debtor and debtor-in-possession ("DVI Business Credit", and, together with DVI Financial and DVI Inc., the "DVI Parties"), have entered into that certain Settlement and Mutual Release Agreement dated as of October 29, 2004 (as amended, modified or supplemented prior to the date hereof, the "Settlement Agreement") which contemplates, among other things, that DVI Financial and the other DVI Parties will assign the Loans, the Collateral (as such terms are defined herein) and the other Assigned Interests (as defined therein) to the Lenders free of all liens, claims and interests upon entry by the DVI Bankruptcy Court of the Supplemental Radnet Settlement Order (as such terms are defined in the Settlement Agreement) and the satisfaction of the conditions set forth in
Section 1 of the Settlement Agreement);

    WHEREAS, the DVI Bankruptcy Court has entered the Supplemental Radnet Settlement Order, the Debtors have designated the Lenders as the Radnet Lender as defined in the Settlement Agreement and have requested and instructed that the Lenders collectively wire $11,000,000 to DVI Financial as contemplated by the Settlement Agreement and this Agreement;

    WHEREAS, the Debtors acknowledge and agree that Debtors will be unconditionally and irrevocably obligated to pay and perform the Obligations as provided herein and have agreed to amend, restate and consolidate the Prior Financing Documents on the terms and conditions set forth herein;

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    WHEREAS, Primedex Health Systems, Inc., a New York corporation ("Parent"), has agreed to reaffirm and amend and restate its guaranty of the Obligations pursuant to the Guaranty annexed as Exhibit B-1 hereto (as amended, modified or supplemented from time to time, the "Parent Guaranty");

    WHEREAS, Howard G. Berger and Fran Berger (collectively, "Berger") have agreed to reaffirm and amend and restate their guaranty of the Obligations pursuant to the Guaranty annexed as Exhibit B-2 hereto (the "Berger Guaranty") and each holder of the Stockholder Notes (as defined herein) has consented to this Agreement and the transactions contemplated hereby; and

    WHEREAS, (a) Wells Fargo Foothill, Inc. ("Wells Fargo Foothill"), as agent for the lenders party to the Credit Agreement dated as of July 30, 2004 (the "WF Foothill Credit Agreement") among Parent, certain of its Subsidiaries, including Debtors, and Wells Fargo Foothill, as agent, has consented to this Agreement and the transactions contemplated hereby pursuant to the consent annexed as Exhibit C-1 hereto, (b) General Electric Capital Corporation and any other lenders party to the Master Amendment Agreement dated as of July 29, 2004 (the "GE Agreement") with Debtors have consented to this Agreement and the transactions contemplated hereby pursuant to the consent annexed as Exhibit C-2 hereto and (c) U.S. Bank, N.A. as trustee and its affiliate (U.S. Bank Portfolio Services), as servicer with respect to securitization trusts established by DVI Financial or its Affiliates, have consented to this Agreement and the transactions contemplated hereby pursuant to the consent annexed as Exhibit C-3 hereto (such consents, collectively, the "Debtor Consents");

    NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

    1. CERTAIN DEFINITIONS AND RELATED MATTERS. The following terms shall have the following respective meanings:

       "Affiliate" shall mean with respect to any Person, any other Person that is directly or indirectly controlling, controlled by or under common control with such Person or entity or any of its Subsidiaries, and the term "control" (including the terms "controlled by" and "under common control with") means having, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or by contract or otherwise. Without limiting the foregoing, the ownership of ten percent (10%) or more of the voting securities of a Person shall be deemed to constitute control and notwithstanding anything to the contrary herein, each Loan Party and its Subsidiaries (other than Debtors) shall be deemed to be Affiliates of the Debtors.

       "Collateral" shall mean any assets of Debtors now or hereafter securing the Obligations; it being understood, however, that the Collateral shall not include any capital stock or warrants to acquire capital stock of Parent or its Subsidiaries.

       "Collateral Agent" shall have the meaning assigned to such term in the preamble hereto and any successor collateral agent provided for hereunder.

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       "Bankruptcy Code" means title 11 of the United States Code, as in effect from time to time.

       "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banking institutions in Los Angeles, California are authorized or required by law to close.

       "Default" shall mean any event or condition that, but for the giving of notice or the lapse of time, or both, would constitute an Event of Default.

       "Event of Default" shall mean those events set forth in Section 10 hereof.

       "Fiscal Year" or "fiscal year" shall mean each twelve month period ending on October 31 of each year.

       "Governmental Authority" means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

       "Health Care Laws" mean all federal, state and local laws relating to health care providers and health care services, including, without limitation,
Section 1877(a) of the Social Security Act as amended by the Omnibus Budget Reconciliation Act of 1993,42 U.S.C. section l395nn.

       "Lien" shall mean any security interest, pledge, bailment, mortgage, hypothecation, deed of trust, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance or other similar arrangement or interest in real or personal property, now owned or hereafter acquired, whether such interest is based on common law, statute or contract.

       "Loan" shall have the meaning assigned to it in Section 2(b) hereof.

       "Loan Documents" shall mean this Agreement, the Notes, the Settlement Agreement, the Supplemental Radnet Settlement Order, the Parent Guaranty, the Berger Guaranty, the Security Documents and other Prior Refinancing Documents and all other guarantees, reaffirmation of guarantees, security agreements, pledge agreements, notes, instruments and other documents and agreements executed in connection with this Agreement or the Prior Loan Documents and/or otherwise securing or supporting the Obligations; it being understood, however, that the only guarantors of the Obligations other than the Debtors shall be Parent and Berger and that the Collateral shall not include any capital stock or warrants of Parent or any of its Subsidiaries.

       "Loan Party" shall mean Parent, each Debtor and each of their respective Subsidiaries that becomes party to any Loan Document.

       "Maturity Date" shall mean the earlier of June 1, 2008 or such earlier date on which the Loans shall be declared to be or shall otherwise become due pursuant to this Agreement, including Section 11 hereof.

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       "Obligations" shall mean all principal and interest in respect of the
Loan, all Secured Party Expenses and all additional amounts and other sums at any time due and owing under this Agreement and any other Loan Documents and the performance and observance of all covenants and conditions contained herein and therein, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

       "Parent Indenture" means the Indenture, dated as of June 25, 1993, as supplemented by the First Supplemental Indenture, dated as of October 2003, among Parent and American Stock Transfer & Trust Company, as trustee under the Parent Indenture, or any successor thereof.

       "Parent Indenture Documents" means the Indenture, the Indenture Notes, and all agreements, instruments and other documents delivered in connection with the foregoing.

       "Parent Indenture Notes" means the 11.5% Series A Convertible Subordinated Debentures due June 30, 2008, issued by Parent pursuant to the Indenture.

       "Person" shall mean any individual, partnership, limited partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity or department, agency or political subdivision thereof.

       "Required Lenders" shall mean, at any time, Lenders holding a pro rata percentage of the outstanding principal amount of the Loans aggregating at least 51% at such time.

       "Secured Party Expenses" means all (i) costs and expenses (including, without limitation, taxes and insurance premiums) required to be paid by any Debtor under this Agreement or under any of the other Loan Documents that are paid or advanced by Collateral Agent or any Lender or any affiliate of Collateral Agent or any Lender, (ii) filing, recording, publication and search fees paid or incurred by Collateral Agent or any Lender in connection with Collateral Agent or any Lender's transactions with Debtors, (iii) costs and expenses incurred by Collateral Agent or any Lender to correct any Event of Default, enforce any provision of the Loan Documents or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling or preparing for sale or advertising to sell any Collateral, whether or not a sale is consummated, after the occurrence and during the continuance of an Event of Default, including, without limitation, attorneys' fees (including allocated costs and internal counsel), fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by Collateral Agent and Lenders in enforcing any Obligations of or in collecting any payments due from Debtors hereunder or under the other Loan Documents or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings, (iv) costs and expenses of suit incurred by Collateral Agent or any Lender in enforcing or defending the Loan Documents or any portion thereof, (v) costs and expenses incurred by Collateral Agent or any Lender to convert any data submitted to Collateral Agent or any Lender by Debtor to a form reasonably acceptable to Collateral Agent or any Lender and
(vi) Collateral Agent or any Lender's reasonable attorney fees and expenses incurred (before or after execution of this Agreement) in advising Collateral Agent or any Lender with respect to, or in structuring, drafting, reviewing, negotiating, amending, terminating, enforcing, defending or otherwise concerning, the Loan Documents or any portion thereof, irrespective of whether suit is brought.

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       "Security Documents" means collectively, (i) that certain Master
Security Agreement dated as of May 1, 2002 between RMI and DVI Financial,
(ii) that certain Master Security Agreement dated as of March 20, 2002 between DIS and DVI Financial, (iii) that certain Master Security Agreement dated as of July 11, 2001 between RMI and DVI Financial, (iv) that certain Securities Pledge Agreement dated as of December 20, 1999 between RMI and DVI Financial and (v) all other security agreements, pledge agreements, documents and agreements granting DVI Financial or Collateral Agent a lien in any assets of any Debtor, in each case as amended, restated, supplemented or otherwise modified from time to time.

       "Stock" means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a(1) of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act.

       "Subsidiary" of any corporation shall mean any other corporation or limited liability company of which the outstanding capital stock possessing a majority of voting power in the election of directors (otherwise than as the result of a default) is owned or controlled by such corporation directly or indirectly through Subsidiaries.

       Whenever the context so requires, the singular number includes the plural and vice versa. The words "hereof" "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not in any particular provision of this agreement, and references to section, article, annex, schedule, exhibit and like references are references to this Agreement unless otherwise specified. A Default or Event of Default shall "continue" or be "continuing" until such Default or Event of Default has been cured or waived by Required Lenders. References in this Agreement to any Persons shall include such Persons, successors and permitted assigns.

     2.  DESCRIPTION OF LOANS.

        (a) STATUS OF OBLIGATIONS. The Debtors acknowledge, agree, represent and warrant that, as of the date hereof immediately prior to the effectiveness hereof, (i) there exists an outstanding amount of principal and interest of not less than $15,200,000 owing to DVI Financial under the Prior Financing Documents and no amounts are owed to any other Person under the Prior Financing Documents, including any other DVI Party, and no Liens granted thereunder secure obligations owed to any Person other than DVI Financial, including any other
DVI Party, (ii) the Debtors are not in default of their respective payment or other obligations under the Prior Financing Documents and (iii) no Debtor has any right of offset, defense or counterclaim with respect to any amounts owing under the Prior Financing Documents.

       In furtherance but not in limitation of Debtor's obligations hereunder, including under Section 15 hereof, each Debtor further agrees that each Debtor shall assume any and all risks, obligations, liabilities and claims of every nature arising in the event that any of the statements set forth in the preceding sentence are not true and correct and each Debtor agrees that it shall be obligated to pay the Obligations as provided herein notwithstanding the existence of any such risk, obligation, liability or claim.

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        (b) Issuance of Notes and Acquisition of Obligations.  The Debtors have duly authorized the issuance to Lenders of $15,200,000 in aggregate principal amount of Senior Secured Notes Due 2008 evidencing the Loans (as defined below) in the form of Exhibit A annexed hereby (including any such Notes issued in substitution therefor pursuant to Section 20 hereof, the "Notes"). Upon satisfaction of the conditions set forth in Section 17 hereof and as to Collateral Agent and each Lender, in reliance upon each of the representations and warranties of each Loan Party set forth herein and in the other Loan Documents, the parties hereto agree that (i) all the Prior Financing Documents shall be amended, restated and consolidated into this Agreement and all Assigned Interests shall be assigned to the Lenders pursuant to the Settlement Agreement and the Supplemental Radnet Settlement Order, (ii) the amount of indebtedness owed by Debtors under the Prior Financing Documents and outstanding as of the date hereof shall be evidenced by this Agreement and the Notes and shall be in the principal amount of $15,200,000 (the "Loan"),
(iii) the Debtors shall sell to Lenders, and Lenders shall purchase from the Debtors, the Notes in the aggregate principal amounts set forth on Schedule 2 hereof, (iv) as the purchase price for the Loans and at the instruction of the Debtors, the Lenders severally agree to pay to DVI Financial the amounts set forth in Schedule 2 hereof which are $11,000,000 in the aggregate, and (v) all Collateral of every nature securing the Obligations is hereby granted and assigned to the Collateral Agent to be held by the Collateral Agent on behalf of Lenders as provided herein. Interest shall accrue on the outstanding amount of the Loan at a rate per annum equal to nine percent (9%) for the period from the date the Lenders make the payment to DVI Financial contemplated hereby through and including, the last Business Day in December, 2004 and equal to eleven percent (11%) thereafter, in each case calculated on the basis of a 360 day year and actual days elapsed.

        (c) REPAYMENT OF OBLIGATIONS. The Debtors, jointly and severally, agree to repay the Loan and interest accrued thereon as follows ratably to each Lender in proportion to the principal amount of the Loans held by such Lender: (i) on the last business day of December, 2004, interest only on the Loan shall be paid in arrears in the amount of $114,000 for December, 2004 plus, if the Closing Date occurs on or prior to November 30, 2004, interest accrued from and including the Closing Date through November 30, 2004, (ii) thereafter, commencing on January 31, 2005 and on the last business day of each month thereafter, monthly installments of all interest accrued on the Loan shall be paid and (iii) on the Maturity Date, the entire outstanding principal amount of the Loan, together with all accrued and unpaid interest thereon, shall be due and payable and be paid. No portion of the Loan may be reborrowed once repaid. All payments of the Obligations shall be made in immediately available funds to Lenders per the wiring instructions set forth on Schedule 2 hereto or pursuant to such other instructions as the relevant Lender shall provide to RMI.

        (d) OPTIONAL PREPAYMENT. Subject to the terms of this Section 2(d), the Debtors may prepay the outstanding principal amount of the Loans in whole at any time on or after November 1, 2005, but prior to the Maturity Date, at a price equal to (i) all accrued interest thereon, to the date set for prepayment, plus (ii) the principal amount designated below, it being understood that such

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principal amount is less than the outstanding principal of Loans as an agreed upon incentive to facilitate prepayment of the Loans as provided in this
Section 2(d):

                                                Principal Payment
             Date of Prepayment                       Amount
             ------------------                 ------------------

          November 1, 2005 through                 $13,886,000
            January 31, 2006

          February 1, 2006 through                 $13,755,000
            April 30, 2006

          May 1, 2006 through                      $13,624,000
            July 31, 2006

          August 1, 2006 through                   $13,493,000
            October 31, 2006

          November 1, 2006 to but                  $13,100,000
            excluding the Maturity Date

        If the Debtors shall elect to prepay the Loans pursuant to this Section 2(d) hereof, the Debtors shall give notice of such prepayment to Lenders not less than ten (10) days or more than sixty (60) days prior to the date fixed for prepayment, specifying (i) the date on which such prepayment is to be made,
(ii) the principal amount required to be paid on such date, and (iii) the accrued interest applicable to the prepayment. Such notice shall be accompanied by a certificate of an executive officer of the Debtors that such prepayment is being made in compliance with this Section 2(d). Notice of prepayment having been so given, the aggregate principal amount of the Loans, together with accrued interest thereon shall become due and payable on the prepayment date set forth in such notice, unless such notice is withdrawn by the Debtors not less than five (5) days prior to such date.

        (e) PAYMENTS TO LENDERS. The Debtors will pay all sums becoming due on the Loan for principal, interest and other amounts to Lenders by the method and at the address specified for such purpose in Schedule 2, or by such other method or at such other address as a relevant Lender shall have from time to time specified to RMI in writing for such purpose, without the presentation or surrender of such Note or other Loan Documents or the making of any notation thereon, except that upon written request of RMI made concurrently with or reasonably promptly after payment or prepayment in full of the Loans, each holder of the Notes shall surrender its Note evidencing the Loans for cancellation, reasonably promptly after such request, to RMI at its principal executive office.

            Lenders hereby agree among themselves that if any of them shall, whether by voluntary or mandatory payment (other than a payment or prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal or interest then

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due and owing to that Lender hereunder or under the other Loan Documents
(collectively, the "Aggregate Amounts Due" to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall, unless such proportionately greater payment is required by the terms of this Agreement, (i) notify each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that (A) if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of any Debtor or otherwise, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest and (B) the foregoing provisions shall not apply to any payment obtained by a Lender as consideration for the assignment of or the sale of a participation in any of its Obligations to any Person pursuant to Section 20. Each Debtor expressly consents to the foregoing arrangement and agrees that any purchaser of an assignment so purchased may exercise any and all rights of a Lender as to such assignment as fully as if that Lender had complied with the provisions of Section 20 with respect to such assignment. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing Lender and each selling Lender agree to enter into an assignment agreement at the request of a selling Lender or a purchasing Lender, as the case may be, in form and substance reasonably satisfactory to each such Lender.

        (f) TAXES. Any and all payments by the Debtors hereunder or under the Loans or other Loan Documents that are made to or for the benefit of Lenders shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings and penalties, interests and all other liabilities with respect thereto (collectively, "Taxes"), excluding taxes, duties, assessments or fees imposed on net income or capital and franchise taxes, duties, assessments or fees imposed on any of them by the jurisdiction under the laws of which any of them is organized or any political subdivision thereof (all such nonexcluded Taxes being hereinafter referred to as "Covered Taxes"). If any of the Debtors shall be required by law to deduct any Covered Taxes from or in respect of any sum payable hereunder or under any Loan or other Loan Documents to Lenders, the sum payable shall be increased as may be necessary so that after making all required deductions of Covered Taxes (including deductions of Covered Taxes applicable to additional sums payable under this paragraph), each Lender receives an amount equal to the sum it would have received had no such deductions been made. The Debtors shall make such deductions and the Debtors shall pay the full amount so deducted to the relevant taxation authority or other authority in accordance with applicable law. In addition, the Debtors agree to pay any present or future stamp, documentary, excise, privilege, intangible or similar levies that arise at any time or from time to time from any payment made under any and all Loan Documents or from the execution or delivery by the Loan
Parties or from the filing or recording or maintenance of, or otherwise with respect to the exercise by Collateral Agent or Lenders of their respective rights under any and all Loan Documents (collectively, "Other Taxes"). The Debtors will jointly and severally indemnify Lenders for the full amount of

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Covered Taxes imposed on or with respect to amounts payable hereunder and Other
Taxes, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payment of this indemnification shall be made within thirty (30) days from the date Requisite Lenders provide RMI with a certificate certifying and setting forth in reasonable detail the calculation thereof as to the amount and type of such Taxes. Any such certificates submitted by Requisite Lenders in good faith to RMI shall, absent manifest error, be final, conclusive and binding on all parties. The obligation of the Debtors under this Section 2(f) shall survive the payment of the Notes and the termination of this Agreement. Within thirty (30) days after any Debtor having received a receipt for payment of Covered Taxes and/or Other Taxes, the Debtors shall furnish to the Lenders, the original or certified copy of a receipt evidencing payment thereof.

        (g) INTEREST LIMITATION. This Agreement, the Notes and the other Loan Documents are hereby limited by this Section 2(g). In no event, whether by reason of acceleration of the maturity of the amounts due hereunder or otherwise, shall interest and fees contracted for, charged, received, paid or agreed to be paid to Lenders exceed the maximum amount permissible under such applicable law. If, from any circumstance whatsoever, interest and fees would otherwise be payable to Lenders in excess of the maximum amount permissible under applicable law, the interest and fees shall be reduced to the maximum amount permitted under applicable law. If from any circumstance, Lenders shall have received anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excess of interest shall be applied to the reduction of the principal amount of the Loans, in such manner as may be determined by Lenders, and not to the payment of fees or interest, or if such excessive interest exceeds the unpaid balance of the principal amount of the Loans, such excess shall be refunded to RMI.

     3. INTEREST. At Required Lenders' option, interest (including, without limitation, any post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) will accrue on the unpaid portion of principal of the Loan hereof and all other sums due from Debtor hereunder and under the Loan Documents following the occurrence and during the continuance of an Event of Default until the date of payment in full of such principal and all other sums due hereunder or under the Loan Documents at a fixed rate of 16% per annum (the "Default Rate"). Interest at the Default Rate will be collectible as part of any judgment hereunder and secured by the Collateral. Debtors acknowledge and agree that the increase in the interest rate after the occurrence and during the continuance of an Event of Default is intended to compensate the Lenders for the added risks of maintaining a defaulted loan and is not intended as a premium, penalty, liquidated damages or reimbursement for internal or out-of-pocket costs associated therewith. Any judgment obtained hereunder or under the Loan Documents will accrue interest at the Default Rate until paid.

     4. SECURITY INTEREST IN COLLATERAL.

        (a) The provisions under the Prior Financing Documents granting liens and security interests in the Collateral of Debtors are hereby reaffirmed and shall be incorporated into this Section 4 of this Agreement by reference and such liens and security interests in the Collateral described in such Prior Financing Documents shall be deemed for all purposes to be held by the Collateral Agent (as successor to and assignee of DVI Financial) on behalf of the Lenders and shall continue to secure the Obligations hereunder and the other Loan Documents without interruption. Each Debtor party to any of the Security Documents hereby reaffirms all the security grants and obligations of such Debtor under such Security Documents which Security Documents shall continue to remain in effect until all Obligations are paid in full and this Agreement is terminated. Each Debtor party to any of the Security Documents

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agrees, acknowledges and confirms with Collateral Agent and each Lender that the term "DVI Indebtedness" as set forth in such Security Documents shall include all Obligations under this Agreement, the term "Collateral" as defined in such Security Documents shall secure the Obligations under this Agreement, the Collateral Agent shall be deemed to be a party to each Security Document as successor to and assignee of DVI Financial, all references to DVI Financial in the Security Documents shall refer to the Collateral Agent in its capacity as collateral agent hereunder and the Collateral Agent and Required Lenders shall each be fully entitled to enforce all rights and remedies under the Security Documents and the other Loan Documents.

       (b) In addition to the foregoing, each Debtor hereby grants and assigns a security interest to the Collateral Agent and its successors and assigns on behalf of the Lenders in all the equipment and other property of such Debtor described in Schedule 1 attached to this Agreement, and all substitutions, renewals or replacements of and alterations, additions or improvements, if any, to such Collateral together with in each and every case all proceeds thereof. Each Debtor irrevocably authorizes the Collateral Agent (or its agent) to file at any time and from time to time such financing statements (including assignments of financing statements in favor of DVI Financial to the Collateral Agent) under the uniform commercial code of any jurisdiction with respect to the Collateral as the Collateral Agent may require and any amendments, continuations or assignments thereto, in each case naming a Debtor, as debtor, and the Collateral Agent, as secured party, under such financing statements, amendments, continuations or assignments.

       (c) Each item of Collateral shall secure all the Obligations and all other present and future indebtedness or obligations of Debtors to Collateral Agent and Lenders of every kind and nature whatsoever. Each Debtor warrants and agrees that the Collateral will be used primarily for business or commercial purposes and that regardless of the manner of affixation the Collateral shall remain personal property and shall not become part of the real estate. Each Debtor agrees to keep the Collateral at the locations of such Debtor set forth on Schedule 1 and will not make any change in the location of the Collateral without the prior written consent of the Collateral Agent.

     5. TIME IS OF THE ESSENCE; LATE CHARGES. Time is of the essence in this Agreement and if any scheduled installment is not paid within the ten (10) days after the due date thereof, Required Lenders shall have the right to add and collect, and Debtors, jointly and severally, agree to pay, a late charge on and in addition to, such scheduled installment equal to five percent (5%) of such scheduled installment or a lesser amount if established by any State or Federal statute applicable thereto.

     6. NO WARRANTIES. This Agreement is solely a financing agreement. Each Debtor acknowledges that: The Collateral has been selected and acquired solely by such Debtor for such Debtor's purposes; none of the Collateral Agent or any Lender is the manufacturer, dealer, vendor or supplier of said collateral; the Collateral is of a size, design capacity, description and manufacture selected by the Debtor; Debtor is satisfied that the Collateral is suitable and fit for its purposes; and NONE OF THE COLLATERAL AGENT OR ANY LENDER HAS MADE OR MAKES ANY WARRANTY OR REPRESENTATION WHATSOEVER, EITHER EXPRESS OR IMPLIED AS TO THE FITNESS, CONDITION, MERCHANTABILITY, DESIGN OR OPERATION OF THE COLLATERAL, ITS FITNESS FOR ANY PARTICULAR PURPOSE, THE VALUE OF THE COLLATERAL, WORKMANSHIP IN THE COLLATERAL, OR ANY OTHER REPRESENTATION
OR WARRANTY WHATSOEVER. Each Debtor acknowledges and agrees that neither the manufacturer, vendor, a dealer or supplier, nor any salesman, representative, or other agent of the manufacturer, dealer, vendor or supplier, is an agent of the Collateral Agent or any Lender. No salesman, representative or agent of the manufacturer, dealer vendor or supplier is authorized to waive or alter any term or condition of this agreement and no representation as to the Collateral or any other matter by any manufacturer dealer, vendor or supplier shall affect any Debtor's duty to pay the Loan and perform the other obligations as set forth in this Agreement and the other Loan Documents.

     7. INSURANCE AND RISK OF LOSS. All risk of loss of, damage to, or destruction of the collateral shall at all times be on Debtors. Each Debtor will procure forthwith and maintain property and general liability insurance with extended or combined additional coverage on the Collateral for the full insurable value thereof for the life of this Agreement plus such other insurance as Requisite Lenders may specify and promptly deliver each to Collateral Agent with a standard long form endorsement attached showing loss payable to Collateral Agent on behalf of the Lenders or assigns as respective interests may appear. Such policies shall name each such Debtor as owner of the Collateral and Collateral Agent on behalf of Lenders as insured or loss payee as the case may be. Each Insurer shall agree by endorsement upon such policy issued by it or by independent instrument furnished to Collateral Agent and each such Debtor that it will give Collateral Agent and such Debtor thirty (30) days written notice before the policy in question shall be materially altered or cancelled. Collateral Agent's acceptance of policies in lesser amounts or risks shall not be a waiver of Debtors' foregoing obligation.

     8. DEBTORS' REPRESENTATIONS AND WARRANTIES. Each Debtor represents and warrants to the Collateral Agent and the Lenders as follows:

       (a) Each Debtor is a corporation fully organized and existing under the laws of the State of its incorporation without limit as to the duration of its existence and is authorized and in good standing to do business in said State. Each Debtor has corporate powers and adequate authority, rights and franchises to own its own property and to carry on its business as now conducted, and is duly qualified and in good standing in each state in which the character of the properties owned by it therein or the conduct of its business makes such qualifications necessary; and each Debtor has the corporate power and adequate authority to make and carry out this Agreement and the other Loan Documents to which it is party.

       (b) The execution, delivery and performance of this Agreement and the other Loan Documents are duly authorized and do not, to the best of each Debtor's knowledge, require the consent or approval of any governmental body or other regulatory authority; are not in the contravention of or in conflict with any law or regulation or any term or provision of its articles or certificate of incorporation, bylaws and this Agreement and the other Loan Documents to which it is party is the valid, binding and legally enforceable obligation of each Debtor enforceable in accordance with their respective terms. Assuming the accuracy of the representation of Lenders set forth in Section 20(b), the offer, sale or issuance of any of the Notes hereunder do not require registration under the Securities Act or any applicable state securities laws.

       (c) The execution, delivery and performance of this Agreement and the other Loan Documents will not contravene or conflict with any agreement, indenture or undertaking to which any Debtor or any of its Affiliates is a party or by which it or any of its property or the property of any of its Affiliates may be bound by or affected, and will not cause any lien, charge or other encumbrance to be created or imposed upon any such property by reason thereof. The Obligations constitute Senior Indebtedness (as defined in the Parent Indenture). As such, all of the Obligations (and Collateral Agent and the Lenders) are entitled to the benefits of each of the subordination and other provisions contained in the Parent Indenture which are available in respect of Senior Indebtedness (and to the holders thereof), and each of such subordination and other provisions is in full force and effect and enforceable in accordance with its terms.

       (d) Each Debtor has good and valid title to its Collateral which is free from, and will be kept free from, all Liens, except for the security interests granted in favor of Collateral Agent on behalf of the Lenders.

       (e) No financing statement covering the Collateral listed on Schedule 1 hereto or any proceeds thereof is on file in favor of anyone other than the Collateral Agent.

       (f) All necessary action, including the filing of UCC-1 Financing Statements, has been taken in order to provide the Collateral Agent with a perfected security interest in the Collateral.

       (g) Each Debtor (i) has obtained all material permits, licenses and other authorizations that are required under Health Care Laws applicable to such Debtor, (ii) is in compliance in all material respects with all terms and conditions of such required permits, licenses and authorizations and (c) is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such Health Care Laws. Each Management Agreement, and each of the transactions contemplated thereunder, does not and will not violate any applicable rule or regulation: (a) relating to the eligibility of a Managed Practice to receive payment and to participate as an accredited and certified provider of health care services under Medicaid, Medicare or any other Third Party Payor program, (b) applicable to such Person as a result of its participation in such programs, (c) relating to the licenses and permits required therein in connection therewith, or (d) relating to the practice of medicine or the sharing of fees generated in connection therewith. For purposes hereof, "Managed Practice" means, any radiologist, professional corporation, professional association, partnership or similar Person that pursuant to a Management Agreement provides radiology or other related professional medical services at a medical office, clinic or other facility operated by Parent or any of its Subsidiaries; and "Management Agreement" means an agreement between Parent or any of its Subsidiaries and any Managed
Practice pursuant to which Parent or such Subsidiary agrees to provide or arrange for comprehensive management, administrative and other non-medical support services to such Managed Parties in exchange for the payment by the Managed Practice to Parent or such Subsidiary of a management or other similar fee. For purposes hereof, "Third Party Payor" means Medicare, Medicaid, Blue Cross/Blue Shield or any private insurance company, health maintenance organization, preferred provider organization, alternative delivery system, managed care system, government contracting agency, self-insured employer or other similar entity that is obligated to make payments on behalf of any Account Debtor of any Person.

       (h) The Debtors have delivered to Lenders copies of its and Parent's audited consolidated year-end financial statements for and as of the end of the fiscal years ended October 31, 2003 and October 31, 2002 (the "Annual Statements") and its and Parent's unaudited interim consolidated balance sheet dated July 31, 2004 and the related unaudited consolidated statements of income and cash flows for the 9 months then ended (the "Interim Statements"). The Annual Statements and Interim Statements were compiled from the books and records maintained by Debtors' and Parent's management, as the case may be, are, in all material respects, correct and complete and fairly represent the consolidated financial condition of Debtors and Parent, respectively as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with generally accepted accounting principles consistently applied (subject to year-end and audit adjustments and the absence of footnotes in the case of the Interim Statements). The Debtors do not have, on a consolidated basis, any material liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Annual Statements or in the notes thereto and would need to be disclosed on financial statements in accordance with generally accepted accounting principles, and except as disclosed therein, there are no unrealized or anticipated losses from any commitments of the Debtors that may cause a Material Adverse Effect. Since October 31, 2003, there has been no event or occurrence that is likely to have a material adverse effect on the business, properties, assets, liabilities or condition (financial or otherwise) of the Debtors, taken as a whole (a "Material Adverse Effect"). All factual information furnished by or on behalf of the Debtors to Lenders for purposes of or in connection with this Agreement is, and all other such factual information hereafter furnished by or on behalf of the Debtors will be, true and accurate in all material respects on the date as of which such information is furnished and not incomplete by omitting to state any fact necessary to make such information not materially misleading at such time in light of the circumstances under which such information was provided.

       (i) As of the date hereof, the authorized capital stock of each of Parent and its Subsidiaries, including the Debtors, and the number and ownership of all outstanding capital stock of each of the Subsidiaries of the Parent is as set forth on Schedule 8(i) annexed hereto. As of the date hereof, none of the Parent or any of its Subsidiaries will be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock, except as set forth on Schedule 8(i) annexed hereto. There are no agreements among Parent's or any Subsidiary of the Parent's stockholders with respect to the voting or transfer of Parent's or any of its Subsidiaries' capital stock other than as set forth in Schedule 8(i). None of the Parent or any of its Subsidiaries owns, or hold any rights to acquire, any shares of stock or any other security or interest in any other Person, and the Parent has no Subsidiaries, except in each case as set forth on Schedule 8(i) annexed hereto. Parent does not and will not have any directly owned Subsidiary other than RMI.

       (j) There are no actions, suits or proceedings at law or in equity or by or before any arbitrator or any governmental authority now pending or, to the best knowledge of the Debtors' management after due inquiry, threatened against or filed by or affecting any of the Loan Parties or any of their respective Affiliates or any of their directors or officers or the businesses, assets or rights of any of the Loan Parties or any of their respective Affiliates that, if adversely determined, could reasonably be expected to have a Material Adverse Effect and the Litigation Schedule attached as Schedule 8.1(j) identifies all actions, suits or proceedings at law or in equity or by or before any arbitrator or any governmental Authority now pending or, to the best knowledge of the Debtors' management after due inquiry, threatened against or filed by or affecting any Loan Party or any of their respective Affiliates, including any Debtor, or any of their respective directors or officers or the business, assets or rights of any of them.

       (k) None of the Loan Parties or any of their respective Affiliates are in violation in any respect of any applicable Law, except to the extent that any such violation could not reasonably be expected to have a Material Adverse Effect. None of the Loan Parties or any of their respective Affiliates are in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any Governmental Authority. None of the Loan Parties or any of their respective Affiliates are in, and the consummation of the transactions contemplated hereby will not cause any, default concerning any judgment, order, writ, injunction or decree of any Governmental Authority, and there is no investigation, enforcement action or regulatory action pending or, to the Debtors' knowledge, threatened against or affecting any Loan Party or any of their respective Affiliates by any Governmental Authority, except as set forth on the Litigation Schedule. Except as set forth in the Litigation Schedule, there is no remedial or other corrective action that any of the Loan Parties or any of their respective Affiliates is required to take to remain in compliance with any judgment, order, writ, injunction or decree of any Governmental Authority or to maintain any material permits, approvals or licenses granted by any Governmental Authority in full force and effect.

       (l) Each Loan Party and each Subsidiary of each Loan Party has filed or caused to be filed all Federal, state and local tax returns that are required to be filed by it, and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, including payroll taxes.

       (m) After giving effect to the transactions contemplated hereby, (i) the aggregate fair value of the assets of the Debtors, at a fair valuation, will exceed their consolidated debts and liabilities, subordinated, contingent or otherwise, (ii) the present aggregate fair saleable value of the property of the Debtors will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii) the Debtors will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (iv) the Debtors will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

       (n) No Debtor or any Affiliate of any Debtor or any director, officer or employee of any Debtor or any of their Affiliates, respectively, has entered into, as of the date hereof, any side agreement, either oral or written, with any individual or business, pursuant to which the director, officer, employee, Debtor or Affiliate agreed to do anything beyond the requirements of the formal, written contracts executed by the Loan Parties and disclosed to Lender and Collateral Agent pursuant to this Agreement.

       (o) No broker's or finder's or placement fee or commission will be payable to any broker or agent engaged by the Debtors or any of its Affiliates or any of their respective officers, directors or agents with respect to the issue of the Notes or the transactions contemplated by this Agreement, except as disclosed to Collateral Agent prior to the date hereof. The Debtors agree to indemnify Collateral Agent and Lenders and hold them harmless from against any claim, demand or liability for broker's or finder's or placement fees or similar commissions, whether or not payable by the Debtors, alleged to have been incurred in connection with such transactions arising from an agreement or alleged agreement of any Debtor or any of its Affiliates.

       (p) Set forth on Schedule 8(p) is a true and complete list of all Indebtedness of Parent and each Subsidiary of Parent outstanding immediately prior to the date hereof other than the Obligations and such Schedule accurately reflects the aggregate principal amount of such Indebtedness (such Indebtedness, the "Other Indebtedness" and the documentation evidencing such Indebtedness, the "Other Debt Documents"). Lenders have received complete copies of the Prior Loan Documents and the Other Debt Documents (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof. None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereon been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Lenders. The assignment of the Assigned
 Interests has occurred and all other transactions contemplated by the Settlement Agreement and the Supplemental Radnet Settlement Orders has been consummated in accordance with the terms thereof.

     9. Debtors' Agreements. Each Debtor covenants and agrees that, until payment in full of all of the Loans and other Obligations, unless Required Lenders shall otherwise give prior written consent, each Debtor shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this
Section 9.

        (a) To defend at such Debtor's own cost and expense any action, proceeding or claim affecting the Collateral.

        (b) To promptly pay all Secured Party Expenses upon demand by Collateral Agent or Required Lenders.

        (c) To pay promptly all taxes, assessments, license fees and other public or private charges when levied or assessed against the Collateral or this Agreement or any other Loan Document and this obligation shall survive the termination of this Agreement.

        (d) That if a certificate of title is required or permitted by law, such Debtor shall obtain such certificate with respect to the Collateral, showing the security interests of Collateral Agent thereon and in any event do everything necessary or expedient to preserve or perfect the security interest of Collateral Agent.

        (e) That such Debtor will not misuse, fail to keep in good repair, secrete, or without the prior written consent of Required Lenders and notwithstanding the Collateral Agent's and Lender's claim to proceeds, sell, rent, lend, encumber or transfer any of the Collateral.

        (f) That Collateral Agent or a Lender may enter upon such Debtor's premises or wherever the Collateral may be located at any reasonable time to inspect the Collateral and such Debtor's books and records pertaining to the Collateral and such Debtor shall assist Secured Party in making such inspection.

        (g) That the security interest granted by such Debtor to Collateral Agent on behalf of Lenders shall continue effective irrespective of the payment of the Obligations, so long as there are any obligations of any kind, including obligations under guaranties or assignments, owed by any Debtor to Collateral Agent or any Lender.

        (h) Mark and identify the Collateral with all information and such manner as Collateral Agent or Required Lenders may request from time-to-time and replace promptly any such markings or identification which are removed, de laced or destroyed.

        (i) Indemnify and hold Collateral Agent and each Lender harmless from and against all claims, losses liabilities (including negligence, tort and strict liability), damages, judgments, suits and all legal proceedings and any and all costs and expense in connection therewith (including attorney's fees) arising out of or in any manner connected with the manufacture, purchase, financing, ownership, delivery, rejection, nondelivery, possession use, transportation storage operation, maintenance, repair, return or other disposition of the Collateral or with this Agreement or any other Loan Documents including, without limitation, claims for injury to, or death of, persons and for damage, to property, and give Collateral Agent and each Lender prompt notice of such claim or liability.

        (j) No Debtor will sell, assign, transfer, dispose of or otherwise part with possession or control or suffer or allow to pass out of its possession or control items of Collateral listed on Schedule 1 without the prior written consent of Required Lenders.

        (k) That such Debtor shall not ASSIGN OR IN ANY WAY DISPOSE OF ALL OR ANY PART OF ITS RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT OR SELL, LEASE OR TRANSFER OR PLEDGE OR HYPOTHECATE ANY PART OF THE COLLATERAL. EACH DEBTOR'S INTEREST IN THIS AGREEMENT AND THE COLLATERAL IS NOT ASSIGNABLE AND WILL NOT BE ASSIGNED OR TRANSFERRED BY OPERATION OF LAW. CONSENT TO ANY OF THE FOREGOING PROHIBITED ACTS APPLIES ONLY IN THE GIVEN INSTANCE AND IS NOT CONSENT TO SUBSEQUENT LIKE ACT BY A DEBTOR OR ANOTHER ENTITY.

        (l) To (i) comply in all material respects with, and will obtain, maintain and preserve all permits, licenses, authorizations, approvals, entitlements and accreditations required by or which are necessary or useful under, all Health Care Laws and other laws applicable to Debtors and each of their Subsidiaries and each Managed Practice, (ii) promptly furnish to Lenders a copy of any communication from any Governmental Authority concerning any material violation of any Health Care Laws or other laws and (iii) comply, and cause each of its Subsidiaries and each Managed Practice to comply, in all material respects, with the terms of each Management Agreement to which it is a party.

        (m) That it will not agree or consent to any amendments or modifications to any agreement between any Debtor or Parent and U.S. Bank (as trustee and its affiliate (U.S. Bank Portfolio Services), as servicer with respect to securitization trusts established by DVI Financial or affiliates of DVI Financial but excluding DVI Receivables Corp. III), General Electric Capital Corporation or Wells Fargo Foothill (or any other financing which replaces such financing containing terms (including, but not limited to, increasing interest rates, accelerating the principal amortization or maturity, new or more stringent defaults, additional collateral, and new remedies provisions) that would be more onerous to any debtor or that would adversely impact or affect any Lender with respect to the terms of this Agreement.

        (n) That it will continue to satisfy all claims of third parties relating to any of the Prior Financing Documents which are unfunded.

        (o) That it will not change its legal name, legal entity status or chief executive office from that set forth on Schedule 9(o) hereto.

        (p) That it will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any distribution or declare or pay any dividends (in cash or other property, other than common stock) on, or purchase, acquire, redeem, retire or make any acquisition for value, of, any of the Debtor's Stock, of any class, whether now or hereafter outstanding (collectively, a "Distribution"); provided, however, that so long as no Event of Default shall have occurred and be continuing immediately prior to or after giving effect to any such payment, (a) the Debtors may make Distributions to the Parent (1) in amounts necessary to pay customary expenses of Parent in the ordinary course of its business as a public holding company (including salaries and related reasonable and customary expenses incurred by employees of Parent) in an aggregate amount not to exceed $750,000 in any fiscal year, (2) in amounts necessary to enable Parent to pay taxes when due and owing by it in the ordinary course of its business as a holding company, (3) in amounts necessary to enable Parent to pay interest on the Parent Indenture Notes, and (b) Parent may make Distributions in the form of common stock.

        (q) Commencing April 30, 2005, that the Debtors shall not permit the Fixed Charge Coverage Ratio, (a) to be less than 1.0:1.0 as of the end of each April, July, October and January (each, a "Fiscal Quarter") ending prior to January 1, 2007, and (b) to be less than 1.05:1 as of the last day of each Fiscal Quarter ending thereafter. "Fixed Charge Coverage Ratio" means for any twelve month period ending on the last day of the relevant Fiscal Quarter, the ratio of (i) EBITDA for such period minus cash capital expenditures made (to the extent not already incurred in a prior period) or incurred during such period, to (ii) the sum of (a) interest expense, (b) principal payments required to be paid during such period in respect of indebtedness, and (c) all federal, state, and local income taxes accrued, all as determined for the twelve months ending on the last day of the relevant Fiscal Quarter for RMI and its subsidiaries on a consolidated basis without duplication and in accordance with generally accepted accounting principles consistently applied. "EBITDA" means, with respect to any fiscal period, RMI and its subsidiaries' consolidated net earnings (or loss), minus extraordinary gains and interest income, plus interest expense, income taxes, and depreciation and amortization for such period, all as determined for the twelve months ending on the determination date for RMI and its subsidiaries on a consolidated basis without duplication and in accordance with generally accepted accounting principles consistently applied.

        (r) That it shall not permit the Leverage Ratio, as determined as of the end of each Fiscal Quarter, commencing April 30, 2005, to be greater than the amount set forth in the following table for the Fiscal Quarters ending in the period set forth opposite thereto:

                    Leverage Ratio                       Period
                    --------------                --------------------
                       4.50:1.0                   04/30/05 - 10/30/05
                       4.30:1.0                   10/31/05 - 10/30/06
                       4.00:1.0                   10/31/06 - 10/30/07
                       3.85:1.0                   10/31/07 - 10/30/08

            "Leverage Ratio" means, at any date of determination, the ratio of
(a) Total Debt at such date to (b) EBITDA for the applicable twelve month period ending on such date. "Total Debt" means, as of any date of determination, without duplication, the sum of (a) the outstanding aggregate amount of the obligations for borrowed money, (b) the outstanding principal amount of capital leases, (c) the outstanding principal amount of purchase money indebtedness,
(d) the outstanding principal amount of funded debt, and (e) the outstanding principal amount of all obligations owing to Lenders, General Electric Capital Corporation (and its affiliates) and U.S. Bank (and its affiliates); all as determined for RMI and its subsidiaries on a consolidated basis without duplication and in accordance with generally accepted accounting principles consistently applied.

        (s) That it shall not permit the EBITDA Margin to be less than 25% as of the end of any Fiscal Quarter ending on or after April 30, 2005. "EBITDA MARGIN" means for any twelve month period ending on the last day of the relevant Fiscal Quarter, the ratio of (a) EBITDA for such period, to (b) net revenues (excluding the professional service fee component of radiology services) for such period, all as determined for the twelve months ending on the determination date for RMI and its subsidiaries on a consolidated basis without duplication and in accordance with generally accepted accounting principles consistently applied.

        (t) That it shall not permit the Receivable Days to exceed 65 days as of the end of any Fiscal Quarter ending on or after April 30, 2005. "RECEIVABLE DAYS" means for any twelve month period ending on the last day of the relevant Fiscal Quarter, a number equal to (a) 365 divided by (b) the result of (i) net revenues for such period divided by (ii) net receivables for such period, all as determined for the twelve months ending on the determination date for RMI and its subsidiaries on a consolidated basis without duplication and in accordance with generally accepted accounting principles consistently applied.

     10. EVENTS OF DEFAULT. Any of the following events or conditions shall constitute an Event of Default hereunder:

        (a) Default in payment of any installment of the principal or interest in respect of the Loans when the same shall become due and payable, whether at the due date thereof, or at the date fixed for prepayment or by acceleration or otherwise;

        (b) Default in the due observance or performance by any Debtor or any other Loan Party of any covenant or agreement to be observed or performed by such Debtor or any other Loan Party under this Agreement or under any other Loan Document;

        (c) Any representation or warranty made by any Debtor herein or in any other Loan Document or in any report, certificate financial or other statement furnished in connection with this Agreement or any other Loan Document shall prove to be false or misleading in any material respect;

        (d) Any Debtor or any other Loan Party shall (i) be adjudicated insolvent or a bankrupt, or cease, be unable or admit in writing its inability to pay its debts as they mature or make a general assignment for the benefit of, or enter into any composition or arrangement with, creditors; (ii) apply for or consent to the appointment of a receiver, trustee or liquidator of it or of a substantial part of its property, or authorize such application or consent, or proceedings seeking such appointment shall be instituted against it without such authorization, consent or application and shall continue undismissed for a period of 60 calendar days; (iii) authorize or file a voluntary petition in bankruptcy or apply for or consent to the application of any bankruptcy, reorganization in bankruptcy, arrangement, readjustments of debts, insolvency, dissolution, moratorium or other similar law of any jurisdiction, or authorize such application or consent, or proceedings to such end shall be instituted against it without such authorization application or consent and such proceeding instituted against it shall continue undismissed for a period of 60 calendar days;

        (e) Whenever Required Lenders, in good faith, believes the prospect of payment or performance is impaired or in good faith believes the Collateral is insecure;

        (f) any Loan Document or any provision thereof, for any reason other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, or any Loan Party shall contest the validity or enforceability of any Loan Document or any provision thereof in writing or deny in writing that it has any further liability, under any Loan Document or any provision thereof to which it is a party;

        (g) If a judgment for the payment of money on any claim is rendered against any Debtor or any other Loan Party in excess of $100,000;

        (h) If any Debtor or any other Loan Party is in default of the terms and conditions of any Indebtedness or lease in excess of $100,000; or

        (i) Parent shall own or otherwise permit to exist any Subsidiary that is not a wholly-owned Subsidiary of RMI other than RMI.

     11. REMEDIES. Each Debtor agrees that when an Event of Default has occurred and is continuing, Collateral Agent and Lenders shall have the rights, options, duties and remedies of a secured party and Debtors shall have the rights and duties of a debtor under the Uniform Commercial Code in effect in each jurisdiction where the Collateral or any part thereof is located and, without limiting the foregoing, Collateral Agent and Lenders may exercise one or more or all, and in any order, of the remedies hereinafter set forth:

        (a) Required Lenders may declare the entire unpaid principal balance of the Loan to be immediately due and payable; and thereupon all such unpaid balances, together with all accrued an a unpaid interest thereon and all other Obligations, shall be immediately due and payable;

        (b) At the instruction of Required Lenders, Collateral Agent personally, or by agents or attorneys, shall have the right (subject to compliance with any applicable mandatory legal requirements) to take immediate possession of the Collateral or any portion thereof and for that purpose may pursue the same wherever it may be found and may enter any of the premises of any Debtor with or without notice, demand, process of law or legal procedure, and search for, take possession of, remove, keep and store the same, or use, operate, or lease the same until sold and may otherwise exercise any and all of the rights and powers of any Debtor in respect thereof;

        (c) At the instruction of Required Lenders, Collateral Agent, may if at the time such action may be lawful (and always subject to compliance with any mandatory legal requirements), either with or without taking possession, either before or after taking possession, and without instituting any legal proceedings whatsoever having first given notice of such sale by mail to the applicable Debtor once at least 10 calendar days prior to the date of such sales and any other notice of such sale which may be required by law if said notice is sufficient, sell and dispose of the Collateral or any part thereof at public auction(s) to the highest bidder, or at a private sale(s) in one lot as an entirety or in several lots, and either for cash or for credit and on such terms as Required Lenders may determine and at any place (whether or not it is the location of the Collateral or any part thereof) designated in the notice above referred to. Any such sale or sales may be adjourned from time to time by announcement of the time and place appointed for such sale or sales, or for such adjourned sales or sales without further notice, and, with the consent of Required Lenders, Collateral Agent or any Lender may bid and become the purchaser at any such sale;

        (d) With the consent of Required Lenders, Collateral Agent or any Lender may proceed to, protect, and enforce this Agreement and any other Loan Documents by suit or suits or proceedings in equity, at law or in bankruptcy, and whether for the specific performance of any covenant or agreement herein contained or execution or aid of any power herein granted, or for foreclosure hereunder, or for the appointment of a receiver or receivers for the Collateral, or any party thereof, or for the enforcement of any proper, legal or equitable remedy available under applicable law;

        (e) Collateral Agent may require any Debtor to assemble the Collateral and return it to Collateral Agent at a place to be designated by Collateral Agent which is reasonably convenient to both parties;

        (f) Debtors, jointly and severally, agree to pay the Collateral Agent or other Lender acting at the instruction of Required Lenders, all expenses of retaking, holding, preparing for sale and/or selling the Collateral in addition to attorneys' fees as above set forth; and

        (g) Without limiting the rights of Collateral Agent or any Lender under applicable law, Collateral Agent and each Lender has and may exercise a right of set-off, a lien against and a security interest in all property of any Debtor now or at any time in such person's or any affiliate of such person's possession in any capacity whatsoever, as security for all of the Obligations. At any time and from time to time following the occurrence of an Event of Default, Collateral Agent or any Lender may without notice or demand, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Collateral Agent or any Lender any affiliate of Collateral Agent or any Lender or for the credit of any Debtor against any or all of the Obligations.

     12. ACCELERATION CLAUSE. In case of any sale of the Collateral, or any part thereof, pursuant to any judgment or decree of any court or otherwise in connection with the enforcement of any of the terms of this Agreement, the outstanding principal due, the interest accrued thereon and all other sums required to be paid by Debtors pursuant to this Agreement shall at once become and be immediately due and payable.

     13. EXERCISE OF RIGHTS. No delay or omission of Collateral Agent or any Lender in the exercise of any right or power arising from any default shall exhaust or impair any such right or power or prevent its exercise during the continuance of such default. No waiver by Collateral Agent or any Lender of any such default, whether such waiver be full or partial, shall extend to or be taken to affect any subsequent default or to impair the rights resulting therefrom except as may be otherwise provided therein. The giving, taking or enforcement of any other or additional security collateral, or guarantee for the payment of the Obligations shall not operate to prejudice waive, or affect the security of this Agreement or any rights, powers, or remedies hereunder, and none of the Collateral Agent or any Lender shall be required to look first to enforce or exhaust such other additional security, collateral or guarantees. All rights, remedies, and options of Collateral Agent and each Lender hereunder, or by law shall be cumulative. The Debtors unconditionally waive (i) any rights to presentment, demand, protest or (except as expressly required hereby) notice of any kind, and (ii) any rights of rescission, setoff, counterclaim or defense to payment under the Loan or otherwise that the Debtors may have or claim against any Lender, the Collateral Agent, any DVI Party or any prior holder of any of the Obligations

     14. ASSIGNMENT BY LENDERS. LENDERS MAY ASSIGN OR TRANSFER THIS AGREEMENT, ANY AND ALL OTHER LOAN DOCUMENTS, AND/OR SUCH LENDERS INTEREST IN ANY OF THE COLLATERAL WITHOUT NOTICE TO ANY DEBTOR IN COMPLIANCE WITH APPLICABLE SECURITIES LAW. Any assignee of a Lender shall have all of the rights but none of the obligations of such predecessor Lender under this Agreement, and each Debtor agrees that it will not assert against any assignee of a Lender any defense, counterclaim or offset that any Debtor may have against such predecessor Lender.

     15. NON-TERMINABLE AGREEMENT; OBLIGATIONS UNCONDITIONAL; INDEMNIFICATION. This Agreement cannot be cancelled or terminated except as expressly provided herein. This Agreement and the obligations of Debtors hereunder shall terminate upon payment in full of all the Obligations; PROVIDED that to the extent any Lender is required to return any of the Obligations to a Debtor or other person as result of bankruptcy proceeding, application of fraudulent conveyance laws or otherwise, then this Agreement and all liens granted by Debtors described herein shall be reinstated. Each Debtor hereby agrees that its obligation to pay all Obligations shall be absolute and unconditional and such Debtor will not be entitled to any abatement of payments due under this Agreement or any reduction thereof under circumstances or for any reason whatsoever. Each Debtor hereby waives any and all existing and future claims, as offsets, against any payments due under this Agreement as and when due regardless of any offset or claim which may be asserted by such Debtor or on its behalf. The obligations and liabilities of Debtors hereunder will survive the termination of this Agreement.

         In addition to the payment of Secured Party Expenses, whether or not the transactions contemplated hereby shall be consummated, each Debtor agrees to defend (subject to Indemnitees' selection of counsel), indemnify, pay and hold harmless Collateral Agent and Lenders, and the officers, directors, trustees, employees, agents, advisors and Affiliates of Collateral Agent and Lenders (collectively called the "Indemnitees"), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction. As used herein, "Indemnified Liabilities" means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any releases or activity in violation of any environmental law), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees (including allocated costs of internal counsel) in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules of regulations and environmental laws), on common law or equitable cause or on contact or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including Lenders' agreement to acquire the Loans hereunder or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents), (ii) the statements contained in any commitment letter delivered by any Lender to any Debtor with respect thereto, or (iii) any claim relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of any Loan Party or any of its Subsidiaries or Affiliates. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 15 may be unenforceable in whole or in part because they are violative of any law or public policy, each Debtor shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

     16. ADDITIONAL DOCUMENTS AND OTHER MATTERS. In connection with and in order for effective evidence of the security interest in the Collateral granted secured party under this Agreement, each Debtor will execute and deliver to Collateral Agent such financing statements and similar documents as Collateral Agent or Required Lenders reasonably request. Each Debtor authorizes Collateral Agent or Required Lenders where permitted by law to make filings of such financing statements without Debtor's signature. Each Debtor further agrees to furnish each Lender:

        (a) (i) Within thirty (30) days after the end of fiscal quarter of Debtors and within ninety (90) days after the end of each fiscal year of Debtors, Debtors' consolidated, consolidating and on a center by center basis, financial statements, including Debtors' balance sheet (not on a center by center basis), income and cash flow statements, prepared in accordance with generally accepted accounting principles (and audited in the case of fiscal year end financial statements), which reports, Debtors' represent and warrant shall fully and fairly represent the true financial condition of such Debtors, and
(ii) updated projections for Debtors and for each center.

        (b) Any other financial information normally provided by such Debtor (or the Parent) to the public, including but not limited to annual and quarterly financial statements; and

        (c) Such other financial data or information relative to this Agreement and the Collateral, including, without limitation, listings of serial numbers or other identification data and confirmations of such information, as Collateral Agent or Required Lenders may time-to-time reasonably request. Each Debtor will procure and/or execute, have executed, have acknowledged, and or deliver to Collateral Agent, record and file such other documents and notices as Collateral Agent or Required Lenders deems necessary or desirable to protect its interest in and rights under this Agreement and Collateral. Debtors will, jointly and severally, pay for all filings, searches, title reports, legal and other fees incurred by Collateral Agent or Required Lenders in connection with any documents to be provided by Debtors pursuant to this Agreement and any other similar documents Collateral Agent may procure.

        (d) FURTHER ASSURANCES. Promptly upon request by the Collateral Agent or Required Lenders, the Debtors shall (and shall cause any of its Subsidiaries and Affiliates to) take such additional actions as the Collateral Agent or Required Lenders may reasonably require from time to time in order to carry out more effectively the purposes of this Agreement or any other Loan Documents.

     17. CONDITIONS PRECEDENT. This Agreement shall become effective on the date hereof so long as each of the following conditions precedent has been satisfied in form, substance and manner satisfactory to Collateral Agent and Lenders:

        (a) Lenders shall have received executed counterparts to this Agreement and the Notes from each Debtor;

        (b) Lenders shall have received the Parent Guaranty executed by Parent, and the Berger Guaranty executed by Howard Berger and Fran Berger (limited to $850,000 in the aggregate for both Howard Berger and Fran Berger);

        (c) Debtors shall have designated the Lenders as the "Radnet Lender" under the Settlement Agreement, Lenders shall have received executed counterparts to the Settlement Agreement and the Certificate designating
Lenders as the Radnet Lender thereunder, DVI Financial shall have delivered the Prior Financing Documents and assignments of all related financing Statements to Collateral Agent, the Supplemental Radnet Settlement Order shall have been entered, be effective and shall be in form and substance satisfactory to Lenders and all conditions thereunder to the assignment of the Assigned Interests to the Lender shall have be satisfied except the payment of $11 million to DVI Financial.

        (d) Lenders shall have received from Debtors reimbursement for all Secured Party Expenses incurred in connection with this Agreement;

        (e) Lenders shall have received an acknowledgement from Parent that the obligations under the Parent Guaranty in favor of Collateral Agent and Lenders constitutes "Senior Debt" under the Parent Indenture Documents;

        (f) Lenders shall have received evidence that all liens (except for liens in favor of Lenders) on the Collateral set forth or Schedule 1 hereto have been released in a manner satisfactory to Collateral Agent in Collateral Agent's sole discretion;

        (g) RMI shall have satisfied all claims of third parties relating to any of the Prior Financing Documents which are unfunded;

        (h) Lenders shall have received the Lender Consents executed by each party thereto;

        (i) Lenders shall have received good standing certificates from the State of California with respect to each Debtor;

        (j) Lenders shall have received a favorable opinion of Debtors' in-house counsel, in form and substance satisfactory to Lenders; and

        (k) Debtors shall have delivered to Lenders an officer's certificate, in form and substance satisfactory to Lenders, to that effect that all representations and warranties of the Loan Parties under the Loan Documents are true and correct as of the date hereof, no Default or Event of Default has occurred or will occur as of the date hereof and each of the conditions set forth in this Section 17 have been satisfied as of the closing date.

        (l) All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Lenders and their counsel shall be satisfactory in form and substance to Lenders and such counsel, and Lenders and such counsel shall have received all such counterpart originals or certified copies of such documents as any Lenders may reasonably request.

     18. RELEASE. In consideration of the terms and conditions provided by Collateral Agent and each Lender hereunder, each Debtor, on behalf of itself and its stockholders and other affiliates and their successors and assigns (collectively, "Releasors"), hereby forever waive, release and discharge to the fullest extent permitted by law any and all claims (including, without limitation, crossclaims, counterclaims, rights of set-off and recoupment), causes of action, demands, suits, costs, expenses and damages (collectively, the "Claims"), that any Releasor now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, whether arising at law or in equity, against Collateral Agent, each Lender and their respective affiliates, shareholders and "controlling persons" (within the meaning of the federal securities laws), and their respective successors and assigns and each and all of the officers, directors, employees, agents, attorneys and other representatives of each of the foregoing (collectively, the "Releasees"), based in whole or in part on facts, whether or not now known, existing on or before the execution of this Agreement. The release of claims set forth in this Section 18 shall apply to all Claims arising under the Prior Financing Agreements.

     19. JOINT AND SEVERAL LIABILITY.

        (a) Each of the Debtors shall be jointly and severally liable hereunder and under each of the other Loan Documents with respect to all Obligations, regardless of which of the Debtors actually received the proceeds of the Loan or the benefit of any other extensions of credit from any Lender, or the manner in which the Debtors or any Lender account therefor in their respective books and records. Neither the joint and several liability of, nor the liens granted to the Collateral Agent or any Lender under the Loan Documents by, any of the Debtors shall be impaired or released by (i) the failure of the Collateral Agent or any Lender or any successors or assigns thereof, or any holder of any of the Obligations to assert any claim or demand or to exercise or enforce any right, power or remedy against any Debtor, any guarantor, the Collateral or otherwise;
(ii) any extension or renewal for any period (whether or not longer than the original period) or exchange of any of the Obligations or the release or compromise of any obligation of any nature of any Debtor with respect thereto;
(iii) the surrender, release or exchange of all or any part of any property (including without limitation the Collateral) securing payment, performance and/or observance of any of the Obligations or the compromise or extension or renewal for any period (whether or not longer than the original period) of any obligations of any nature of any Debtor with respect to any such property;
(iv) any action or inaction on the part of the Collateral Agent or any Lender, or any other event or condition with respect to any other Debtor, including any such action or inaction or other event or condition, which might otherwise constitute a defense available to, or a discharge of, such Debtor or of the Obligations; and (v) any other act, matter or thing (other than payment or performance of the Obligations) which would or might, in the absence of this provision, operate to release, discharge or otherwise prejudicially affect the obligations of such Debtor or any other Debtor.

        (b) To the extent that any Debtor shall make a payment under this
SECTION 19 of all or any of the Obligations (other than that portion of the Loan made to that Debtor for which it is primarily liable) (a "GUARANTOR PAYMENT") that, taking into account all other Guarantor Payments then previously or concurrently made by any other Debtor, exceeds the amount that such Debtor would otherwise have paid if each Debtor had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Debtor's "Allocable Amount" (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Debtor as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of this Agreement, such Debtor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Debtor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

        (c) As of any date of determination, the "Allocable Amount" of any Debtor shall be equal to the maximum amount of the claim that could then be recovered from such Debtor under this Section 19 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

        (d) This Section 19 is intended only to define the relative rights of Debtors and nothing set forth in this Section 19 is intended to or shall impair the obligations of Debtors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement.

        (e) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Debtors to which such contribution and indemnification is owing.

        (f) The rights of the indemnifying Debtors against other Debtors under this Section 19 shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of this Agreement.

     20. ASSIGNMENT OF NOTES.

        (a) RESTRICTED SECURITIES. Lenders acknowledge that the Notes have not been registered under the Securities Act or 1933 (the "Securities Act") and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, and that the Issuers are not required to register the Notes.

        (b) LEGENDS; PURCHASER'S REPRESENTATIONS. Each of the Lenders hereby represents and warrants to the Debtors that it is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act and is acquiring the Loans for investment for its own account, with no present intention of dividing its participation with others (except for a potential transfer or transfers of the Loans to an affiliate or affiliates of any Lender) or reselling or otherwise distributing the same in violation of the Securities Act or any applicable state securities laws. The Debtors may place an appropriate legend on the Notes owned by Lenders concerning the restrictions set forth in this
Section 20. Upon the assignment or transfer by any Lender or any of its successors or assignees of all or any part of the Loans, the term "Lender" as used herein shall thereafter include, to the extent thereof, the then holder or holders of such Loans, or portion thereof.

        (c) TRANSFER OF NOTES. Subject to Section 20(b) hereof, a holder of a Note may transfer such Note to a new holder, or may exchange such Note for Notes of different denominations (but in no event of denominations of less than $100,000 in original principal amount), by surrendering such Note to the Debtors duly endorsed for transfer or accompanied by a duly executed instrument of transfer naming the new holder (or the current holder if submitted for exchange only), together with written instructions for the issuance of one or more new Notes specifying the respective principal amounts of each new Note and the name of each new holder and each address therefor. The Debtors shall simultaneously deliver to such holder or its designee such new Notes, shall mark the surrendered Notes as canceled and shall provide notice of such transfer to Lender. In lieu of the foregoing procedures, a holder may assign a Note (in whole but not in part) to a new holder by sending written notice to the Debtors and Lenders of such assignment specifying the new holder's name and address; in such case, the Debtors shall promptly acknowledge such assignment in writing to both the old and new holder.

        (d) REPLACEMENT OF LOST SECURITIES. Upon receipt of evidence reasonably satisfactory to the Debtors of the mutilation, destruction, loss or theft of any Notes and the ownership thereof, the Debtors shall, upon the written request of the holder of such Notes, execute and deliver in replacement thereof new Notes in the same form, in the same original principal amount and dated the same date as the Notes so mutilated, destroyed, lost or stolen; and such Notes so mutilated, destroyed, lost or stolen shall then be deemed no longer outstanding hereunder. If the Notes being replaced have been mutilated, they shall be surrendered to the Issuers; and if such replaced Notes have been destroyed, lost or stolen, such holder shall furnish the Issuers with an indemnity in writing to save it harmless in respect of such replaced Note.

        (e) NO OTHER REPRESENTATIONS AFFECTED.  Nothing contained in this
Section 20 shall limit the full force or effect of any representation, agreement or warranty made herein or in connection herewith to Collateral Agent or any Lender.

     21. THE COLLATERAL AGENT.

        (a) AUTHORIZATION AND ACTION. Each Lender and each subsequent holder of any Note by its acceptance thereof, hereby designates and appoints Post Advisory as Collateral Agent hereunder and authorizes Post Advisory to take such actions as agent on its behalf and to exercise such powers as are delegated to Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such powers as are reasonably incidental thereto. Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of Collateral Agent shall be read into this Agreement or otherwise exist for Collateral Agent. In performing its functions and duties hereunder, Collateral Agent shall act solely as agent for Lenders and does not assume, nor shall be deemed to have assumed, any obligation or relationship of trust or agency with or for Loan Party or any of their Subsidiaries or Affiliates or respective successors or assigns. Collateral Agent shall not be required to take any action that exposes Collateral Agent to personal liability or that is contrary to this Agreement or applicable Laws. The appointment and authority of Collateral Agent hereunder shall terminate at the indefeasible payment in full of the Loans and related obligations.

        (b) DELEGATION OF DUTIES. Collateral Agent may execute any of its duties under any Loan Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Collateral Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

        (c) EXCULPATORY PROVISIONS. Neither Collateral Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with the Loan Documents (except for its, their or such Person's own gross negligence or willful misconduct or, in the case of Collateral Agent, the breach of its obligations expressly set forth in this Agreement, unless such action was taken or omitted to be taken by Collateral Agent at the direction of the Required Lenders), or (ii) responsible in any manner to any of Lenders for any recitals, statements, representations or warranties made by any Loan Party contained in any Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, any Loan Document for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Loan Document or any other document furnished in connection herewith, or for any failure of any of the Loan Parties to perform their respective obligations hereunder, or for the satisfaction of any condition specified in Section 17. Collateral Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, any Loan Document, or to inspect the properties, books or records of any of the Loan Parties.

        (d) RELIANCE. Collateral Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any Loan Party), independent accountants and other experts selected by Collateral Agent. Collateral Agent shall in all cases be fully justified in failing or refusing to take any action under any Loan Document or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of the Required Lenders or all of Lenders, as applicable, as it deems appropriate or it shall first be indemnified to its satisfaction by Lenders; provided, that, unless and until Collateral Agent shall have received such advice, Collateral Agent may take or refrain from taking any action, as Collateral Agent shall deem advisable and in the best interests of Lenders. Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Required Purchasers or all of Lenders, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders.

        (e) NON-RELIANCE ON COLLATERAL AGENT AND OTHER LENDERS. Each Lender expressly acknowledges that neither Collateral Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by Collateral Agent or hereafter taken, including, without limitation, any review of the affairs of any Loan Party, shall be deemed to constitute any representation or warranty by Collateral Agent. Each Lender represents and warrants to Collateral Agent that it has and will, independently and without reliance upon Collateral Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Loan Parties and made its own decision to enter into this Agreement.

        (f) COLLATERAL AGENT IN ITS INDIVIDUAL CAPACITY. Collateral Agent, and each of its Affiliates may make loans to, purchase securities from, provide services to, accept deposits from and generally engage in any kind of business with any Loan Party or any Affiliate of any Loan Party as though Collateral Agent were not Collateral Agent hereunder.

        (g) SUCCESSOR COLLATERAL AGENT.  Collateral Agent may, upon forty-five
(45) days' notice to the Loan Parties and Lender, and Collateral Agent will, upon the direction of the Required Lenders (other than Collateral Agent, in its individual capacity), resign as Collateral Agent. If Collateral Agent shall resign, then the Required Lenders during such fifteen-day period shall appoint a successor Collateral Agent and if the Required Lenders direct Collateral Agent to resign, such direction shall include an appointment of a successor Collateral Agent. If for any reason no successor Collateral Agent is appointed by the Required Lenders during such fifteen-day period, then effective upon the expiration of such fifteen-day period, Lenders shall perform all of the duties of Collateral Agent hereunder and for all purposes shall deal directly with Lenders. After any retiring Collateral Agent's resignation hereunder as Collateral Agent, the provisions of this Section 21 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement.

        (h) COLLECTIONS AND OTHER MATTERS. Collateral Agent will have the right to collect and receive all Secured Party Expenses due to Collateral Agent under this Agreement and the other Loan Documents with regard to the Notes. Collateral Agent may treat the payees of any Note as the holder thereof until written notice of the transfer thereof shall have been received by Collateral Agent in accordance with Section 20.

        (i) RIGHT TO INDEMNITY. Each Lender, in proportion to its pro rata share of the Loans, severally agrees to indemnify Collateral Agent and its officers, directors, employees, agents, attorneys, professional advisors and Affiliates, to the extent that any such Person shall not have been reimbursed by Debtors, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements and fees and disbursements of any financial advisor engaged by Collateral Agent) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Collateral Agent or such other Person in exercising the powers, rights and remedies or Collateral Agent or performing the duties of Collateral Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from Collateral Agent's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. If any indemnity furnished to Collateral Agent, be insufficient or become impaired, Collateral Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

        (j) This ARTICLE NOT APPLICABLE TO LOAN PARTIES. This Section 21 is included in this Agreement solely for the purpose of determining certain rights as between Collateral Agent and Lenders and does not create, nor shall it give rise to, any rights in or obligations on the part of any Debtor and all rights and obligations of the Debtors (other than as specifically set forth herein) under this Agreement shall be determined by reference to the provisions of this Agreement other than this Section 21.

     22. AMENDMENT AND RESTATEMENT. This Agreement amends and restates the provisions of the Prior Financing Agreements and, as of the date hereof, except as expressly modified herein, all of the terms and provisions of the Prior Financing Agreements shall continue to apply for the period prior to the date hereof, including any determinations of payment dates, interest rates, Events of Default or any amount that may be payable. The obligations and liabilities of Debtors to Collateral Agent and Lenders under the Prior Financing Agreements shall from and after the date hereof be deemed to continue under this Agreement as the Obligations of Debtors to Collateral Agent and Lenders and shall continue to be secured by the Collateral in all cases subject to the terms and conditions of this Agreement. The security interests and liens in the Collateral securing the obligations and liabilities of the Debtors under the Prior Financing Agreements shall continue as security interests and liens in the Collateral securing the Obligations hereunder.

     23. MISCELLANEOUS.

        (a) SUCCESSORS AND ASSIGNS. Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such parties, and all the covenants, promises and agreements in this Agreement contained by or on behalf of Debtors, Collateral Agent or Lenders shall bind and inure to the benefit of the respective successors and assigns of each party whether so expressed or not.

        (b) PARTIAL INVALIDITY. The enforceability or invalidity of any provision(s) of this Agreement shall not render any other provision(s) herein contained unenforceable or invalid.

        (c) NOTICES. All notices, requests and other communications made or given in connection with this Agreement or any of the other Loan Documents will be in writing and will be deemed to be received (i) upon personal delivery to the individual or division or department to whose attention notices to a party are to be addressed by private carrier, (ii) three (3) business days after being sent by registered or certified mail, return receipt requested or (iii) upon confirmed receipt by telecopy or e-mail with the original forwarded by first-class mail, in all cases, with charges prepaid, addressed to any Debtor, at the address set forth below, and to Collateral Agent and Lenders, at the addresses set forth below or at such other address as shall be designated by such Person in a written notice delivered to Debtors and Collateral Agent:

     To Debtors:                c/o Beverly Radiology Medical Group III
                                1510 Cotner Avenue
                                Los Angeles, California  90025
                                Attn:  Dr. Howard G. Berger
                                Facsimile: (310) 445-2980

     To Collateral Agent:       Post Advisory Group, LLC
                                11755 Wilshire Boulevard
                                Los Angeles, CA 90025
                                Attention:  Allan Schweitzer and Larry Goldman
                                Telephone:  (310) 996-9600
                                Facsimile:  (310) 996-9669

     To A Lender:               At the address of such Lender as set forth
                                on Annex A hereto

     With Copy to:              O'Melveny & Myers LLP
                                400 South Hope Street
                                Los Angeles, CA 90071
                                Attention:  Thomas W. Baxter, Esq.
                                Facsimile:  (213) 430-6570
                                E-Mail:  tbaxter@omm.com

        (d) COUNTERPART; GOVERNING LAW. This Agreement may be executed, acknowledged, and delivered in any number of counterparts, each of such counterparts constituting an original but all together only one Agreement. This Agreement and any other Loan Document (unless expressly set forth therein) shall be construed and enforced in accordance with and governed by the laws of the Commonwealth of Pennsylvania without resort to principles of conflicts of laws. Each Debtor agrees to submit to the jurisdiction of the State and/or Federal Courts in the Commonwealth of Pennsylvania.

        (e) SURVIVAL. All representations, warranties, covenants and agreements of the Debtors contained herein or made in writing in connection herewith shall survive the execution and delivery of this Agreement and the purchase of the Notes and shall continue in full force and effect so long as any Loan is outstanding and until payment in full of all of the Debtors' obligations hereunder or thereunder. All obligations relating to indemnification hereunder shall survive any termination of this Agreement and shall continue for the length of any applicable statute of limitations.

        (f) JURISDICTION, CONSENT TO SERVICE OF PROCESS. THE LOAN PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMIT, FOR THEMSELVES AND THEIR PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY CALIFORNIA OR PENNSYLVANIA STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE STATE OF CALIFORNIA OR PENNSYLVANIA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER PURCHASE DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL CLAIMS IN RESPECT
OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT
OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT COLLATERAL AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT AGAINST THE LOAN PARTIES OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION. THE LOAN PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE,
TO THE FULLEST EXTENT THEY MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR

PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT IN ANY CALIFORNIA OR PENNSYLVANIA OR FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT. EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 23(C) HEREOF. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

        (g) JURY TRIAL WAIVER. THE DEBTORS HEREBY IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (I) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR (II) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THIS AGREEMENT AND AGREES THAT ANY SUCH ACTION OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

        (h) SEVERABILITY; INDEPENDENCE OF COVENANTS. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law in any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Agreement. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or condition exists.

        (i) HEADINGS. Article, section and subsection headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

        (j) ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement constitutes the entire understanding or agreement between Collateral Agent, Lenders and Debtors and there is no understanding or agreement, oral or written, which is not set forth herein.

             No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document to which any Debtor is party and no consent to any departure by any Debtor therefrom, shall in any event be effective without the written concurrence of Required Lenders; PROVIDED that any such amendment, modification, termination, waiver or consent that: reduces the principal amount of any of the Loans; changes in any manner the definition of "Required Lenders"; changes in any manner any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of all Lenders; postpones the scheduled final maturity date of any of the Loans; postpones the date on which any interest is payable; decreases the interest rate borne by any of the Loans (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to Section 3; or changes in any manner the provisions contained in Section 10(a) or this paragraph shall be effective only if evidenced by a writing signed by or on behalf of all Lenders. In addition, no amendment, modification, termination or waiver of any provision (i) of any Note shall be effective without the written concurrence of the Lender that is the holder of that Note, and (iii) of Section 21 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Collateral Agent shall be effective without the written concurrence of Collateral Agent. Any amendment, modification, termination, waiver or consent effected in accordance with this Section shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Debtor, on such Debtor.

        (k) CONSTRUCTION OF AGREEMENT; NATURE OF RELATIONSHIP. Each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, (ii) it has had full and fair opportunity to review and revise the terms of this Agreement,
(iii) this Agreement has been drafted jointly by all of the parties hereto, and (iv) neither Collateral Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Collateral Agent and Lenders, on one hand, and each Loan Party, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

                          [Signature pages follow]

       IN WITNESS WHEREOF, Debtors, Collateral Agent and Lenders have caused this Agreement to be duly executed as of the day and year first above written.

                                           LENDERS:

                                           POST TOTAL RETURN FUND, L.P.

                                           By:  Post Advisory Group, LLC,
                                                its General Partner


                                           By:
                                                -------------------------------
                                           Name:  Lawrence A. Post
                                           Title: Chief Investment Officer


                                           POST TOTAL RETURN OFFSHORE FUND, L.P.

                                           By:  Post Advisory Group, LLC,
                                                its Authorized Agent


                                           By:
                                                -------------------------------
                                           Name:  Lawrence A. Post
                                           Title: Chief Investment Officer


                                           POST OPPORTUNITY FUND, L.P.

                                           By:  Post Advisory Group, LLC,
                                                its General Partner


                                           By:
                                                -------------------------------
                                           Name:  Lawrence A. Post
                                           Title: Chief Investment Officer

                                           POST BALANCED FUND, L.P.

                                           By:  Post Advisory Group, LLC,
                                                its General Partner


                                           By:   ___________________________
                                           Name:  Lawrence A. Post
                                           Title: Chief Investment Officer


                                           THE OPPORTUNITY FUND LLC

                                           By:  Post Advisory Group, LLC,
                                                its Authorized Agent


                                           By:   ___________________________
                                           Name:  Lawrence A. Post
                                           Title: Chief Investment Officer


                                           SOUTH DAKOTA INVESTMENT COUNCIL

                                           By:  Post Advisory Group, LLC,
                                                 its Authorized Agent


                                           By:   ___________________________
                                           Name:  Lawrence A. Post
                                           Title: Chief Investment Officer


                                           HFR DS OPPORTUNITY MASTER TRUST

                                           By:  Post Advisory Group, LLC,
                                                its Authorized Agent


                                           By:   ___________________________
                                           Name:  Lawrence A. Post
                                           Title: Chief Investment Officer

                                           SPHINX DISTRESSED (MW POST
                                           OPPORTUNITY), SEGREGATED PORTFOLIO

                                           By:  Post Advisory Group, LLC,
                                                its Authorized Agent


                                           By:   ___________________________
                                           Name:  Lawrence A. Post
                                           Title: Chief Investment Officer



                                           COLLATERAL AGENT:

                                           POST ADVISORY GROUP, LLC


                                           By:   ___________________________
                                           Name:  Lawrence A. Post
                                           Title: Chief Investment Officer

                                           DEBTORS:

                                           RADNET MANAGEMENT, INC.


                                           By: ______________________________
                                           Name: ____________________________
                                           Title: ___________________________


                                           DIAGNOSTIC IMAGING SERVICES, INC.


                                           By: ______________________________
                                           Name: ____________________________
                                           Title: ___________________________